AXA EQUITABLE LIFE INSURANCE COMPANY

Attached to and made part of Group Annuity Contract No. AC 6059 between

AXA Equitable Life Insurance Company (“AXA Equitable”)

and

Reliance Trust Company, As Trustee, Contract Holder

Rider 11

IT IS HEREBY AGREED that said Contract is amended as set forth below and any and all contrary provisions of the Contract shall be considered to have been replaced by the provisions of this Rider:

1.	Effective May 1, 2014, the following Definitions under Article I of the Contract, are removed and no longer apply:

Master Trust

Trusts

Volume Submitter Plan

Volume Submitter Retirement Trust

2.	Effective May 1, 2014, the following Definitions under Article I of the Contract, are replaced with the Definitions below:

Participant

“Participant” means an individual covered under a Plan in accordance with the terms of this Contract, for whom AXA Equitable may or may not maintain individual participant records.

Plan

“Plan” means a plan adopted and maintained by the Employer that is intended to meet the requirements for qualification under Section 401(a) of the Code and which Plan is named in the Application.

Trustee

“Trustee” means Reliance Trust Company, or any successor Trustee.

APC 10-035-14	AC 6059

3.	Effective May 1, 2014, the following Definition is added under Article I of the Contract:

Trust

“Trust” means the tax-exempt trust under Section 501(a) of the Code, which holds the assets of the Plan.

4.	Effective May 1, 2014, the following will apply:

The term “Trusts” as it appears in “Endorsement Agreement” and “Separate Account” under Article I Definitions, and in Articles 2.1, 2.8, 4.1, 4.2, 4.2A, 4.7 and 4.12, is changed to “Trust”.

New York,

AXA EQUITABLE LIFE INSURANCE COMPANY

Mark Pearson,	Karen Field Hazin, Vice President,
Chairman of the Board and Chief Executive Officer	Secretary and Associate General Counsel

FOR THE CONTRACT HOLDER

Name

Title

Date

APC 10-035-14	AC 6059

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